Exhibit 99.1

Execution Copy

SHAREHOLDER AGREEMENT

BETWEEN

ATLANTICA YIELD ENERGY SOLUTIONS CANADA INC.

AND

THE SHAREHOLDERS NAMED HEREIN

AND

ATLANTICA YIELD PLC

DATED AS OF

May 24, 2019

i

ii

SHAREHOLDER AGREEMENT

This Agreement (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this “Agreement”), is dated as of May 24, 2019, between

ATLANTICA YIELD ENERGY SOLUTIONS CANADA INC., a corporation formed under the laws of the Province of British Columbia (the “Company”)

and

AYES INTERNATIONAL UK LIMITED, an United Kingdom corporation (“AYES UK”)

and

ALGONQUIN POWER CO., a trust organized under the laws of the Province of Ontario, (“APCo”) and, together with AYES UK, the “Initial Shareholders”) and each other Person who after the date hereof acquires Shares of the Company and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Initial Shareholders, the “Shareholders”).

and

ATLANTICA YIELD PLC, an United Kingdom limited company (“Atlantica”)

RECITALS

WHEREAS, AYES UK and APCo have formed the Company for the purposes of conducting and operating the Business;

WHEREAS, as of the date hereof, AYES UK owns 100% of the issued and outstanding Class A Common Shares of the Company and APCo owns 100% of the issued and outstanding Class C Common Shares and Class II Common Shares of the Company; and

WHEREAS, the Initial Shareholders and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01.

“Act” means the Business Corporations Act (British Columbia).

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control”, when used with respect to any specified Person, shall mean the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“APCo” has the meaning set forth in the preamble.

“APCo Directors” has the meaning set forth in Section 2.01(a)(ii).

“Applicable Law” means all applicable provisions of (a) statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arbitration Notice” has the meaning set forth in Section 9.12(a).

“Arbitrator” has the meaning set forth in Section 9.12(b).

“APCo Directors” has the meaning set forth in Section 3.01.

“AY Shareholders Agreement” has the meaning set forth in Section 3.05.

“AYES UK” has the meaning set forth in the preamble.

“AYES UK Directors” has the meaning set forth in Section 2.01(a)(i).

“Board” has the meaning set forth in Section 2.01(a).

“Business” means the ownership of interests in , either directly or indirectly, renewable power assets, regulated utilities and the provision of ancillary services.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the City of Toronto, Ontario, Canada are authorized or required to close.

“Cash Available for Distribution” means all cash received by the Company, less (a) all cash expenses of the Company, including debt services and general and administrative expenses and (b) reasonable reserves established by the Board from time to time to fund reasonably expected obligations.

“Class II Exchange Option” has the meaning set forth in Section 3.01.

“Class C Exchange Option” has the meaning set forth in Section 3.01

“Company” has the meaning set forth in the preamble.

“Constating Documents” means the articles and the notice of articles of the Company.

“Director” has the meaning set forth in Section 2.01(a).

“Dispute” has the meaning set forth in Section 9.12(a).

“Encumbrance” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first refusal, right of first offer, encumbrance, adverse claim or other restriction or limitation of any nature whatsoever.

“Exchange Options” has the meaning set forth in Section 3.01

“Financial Year” means the 12-month period ending on the last day of December.

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Shares, all issued and outstanding Shares and all Shares issuable upon the exercise or conversion of any outstanding Share Equivalents as of such date, whether or not such Share Equivalent is at the time exercisable or convertible; or (b) with respect to any specified class or series of Shares, all issued and outstanding Shares of such class or series and all such Shares of such class or series issuable upon the conversion or exercise of any outstanding Share Equivalents as of such date, whether or not such Share Equivalent is at the time exercisable or convertible.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit or licence of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, provincial, territorial, municipal, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as adopted by the Canadian Accounting Standards Board.

“Initial Shareholders” has the meaning set forth in the preamble.

“Information” has the meaning set forth in Section 5.01(a).

“Joinder Agreement” means a joinder agreement in form and substance acceptable to the parties, acting reasonably.

“Notice” has the meaning set forth in Section 9.04.

“Offered Shares” has the meaning set forth in Section 4.02(a).

“Offering Shareholder” has the meaning set forth in Section 4.02(a).

“Offering Shareholder Notice” has the meaning set forth in Section 4.02(b).

“Permitted Transferee” means, with respect to any Shareholder, any Affiliate of such Shareholder.

“Person” means an individual, corporation, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchasing Shareholder” has the meaning set forth in Section 4.02(d).

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Shareholder or any Affiliate of a Shareholder or any Director, officer or employee of the Company.

“Representative” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 4.02(d).

“ROFR Notice Period” has the meaning set forth in Section 4.02(d).

“ROFR Rightholder” has the meaning set forth in Section 4.02(a).

“Securities Act” means the Securities Act (British Columbia), and the rules thereunder, which shall be in effect at the time.

“Share Equivalents” means any stock option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Share Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Shareholders” has the meaning set forth in the preamble.

“Shares” means the shares in the capital of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, stock dividend or consolidation, or any recapitalization, amalgamation, arrangement, reorganization, exchange or similar reclassification.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” means with respect to any matter that must be approved by the Board (a) the affirmative vote at a meeting of the Board of the entire Board or (b) the unanimous written consent of the entire Board in lieu of a meeting.

“Third Party Purchaser” means any Person who, immediately before the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Shares or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Shares.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, hypothecation or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person.

“Voting Shares” means the Class A Common Shares and Class II Common shares in the capital of the Company and any other shares that entitle the holders thereof to vote on the election of directors of the Company.

“Waived ROFR Transfer Period” has the meaning set forth in Section 4.02(f).

Section 1.02    Interpretation.

For purposes of this Agreement: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole; (d) whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate; and (e) whenever the masculine is used herein, the same shall include the feminine, and whenever the feminine is used herein, the same shall include the masculine, where appropriate. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Unless otherwise stated in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian currency.

Section 1.03    Actions on Non-Business Days.

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

Section 1.04    Calculation of Time.

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

Section 1.05    Powers of the Directors and Shareholders.

The Directors shall have all the rights, powers, duties and liabilities arising under the Act or otherwise except to the extent that the provisions of this Agreement restrict the discretion and powers of the Board to manage or to supervise the management of the business and affairs of the Company. The Shareholders shall have all the rights, powers, duties and liabilities of the Directors of the Company, whether arising under the Act or otherwise, with respect to all matters governed by this Agreement to the extent that this Agreement restricts the discretion or powers of the Directors to arrange or supervise the management of the business and affairs of the Company. Any matter requiring the approval of the Directors or holders of a class of Shares shall be evidenced by an instrument or instruments in writing signed by all the Directors or all the Shareholders of that class, as the case may be, or by a resolution duly passed by such Directors or Shareholders at a meeting called and held in accordance with the provisions of the Constating Documents and the provisions of this Agreement.

Section 1.06    Paramountcy.

Subject to the provisions of the Act, in the event of any conflict between the provisions of this Agreement and the Constating Documents, the provisions of this Agreement shall govern. The parties acknowledge that as of the date hereof, conflicts may exist between this Agreement and the Constating Documents. Each of the Shareholders agrees to vote or cause to be voted the Shares owned by it so as to cause the Constating Documents to be amended to resolve each such conflict and any other conflicts in favour of the provisions of this Agreement. In the event of a conflict between this Agreement and any other agreement now or hereafter entered into between the parties, other than amendments to this Agreement contemplated by Section 9.10, the provisions of this Agreement shall prevail.

Section 1.07    Recitals.

The parties hereby mutually covenant and agree that the statements set forth in the foregoing recitals of this Agreement with respect to their Share ownership and relationship to each other form part of this Agreement and each party represents and warrants that its respective statements are true in substance and are correct in all respects

ARTICLE 2

MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.01    Board of Directors

(a)

The Shareholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of three (3) members (each, a “Director”). The Directors shall be elected to the Board in accordance with the following procedures:

(i)	AYES UK shall have the right to designate two (2) Directors, who shall initially be Guzmán Garcia and Stevens C. Moore (the “AYES UK Directors”); and

(ii)	APCo shall have the right to designate one (1) Director, who shall initially be Ian Robertson (the “APCo Directors”).

(b)

Each Shareholder shall vote all Voting Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder of the Company or otherwise, and whether at an annual or special meeting of the Shareholders or by written resolution in lieu of a meeting) to elect to the Board any individual designated by an Initial Shareholder under Section 2.01(a).

(c)

Each Initial Shareholder shall have the right at any time to remove (with or without cause) any Director designated by such Initial Shareholder for election to the Board and each other Shareholder shall vote all Voting Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder or director of the Company or otherwise, and whether at an annual or special meeting of the Shareholders or by written resolution in lieu of a meeting) to remove from the Board any individual designated by such Initial Shareholder that such Initial Shareholder desires to remove under this Section 2.01. Except as provided in the preceding sentence, unless an Initial Shareholder shall otherwise consent in writing, no other Shareholder shall take any action to cause the removal of any Directors designated by an Initial Shareholder.

(d)

If a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal under Section 2.01(c)), the Initial Shareholder who designated such individual shall have the right to designate a different individual to replace such Director, and each other Shareholder shall vote all Voting Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder or director of the Company or otherwise, and whether at an annual or special meeting of the Shareholders or by written resolution in lieu of a meeting) to elect to the Board any individual designated by such Initial Shareholder.

(e)

(e) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Constating Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of AYES UK Directors and APCo Directors as the Initial Shareholders shall then be entitled to appoint to the Board under this Section 2.01; provided that, for so long as APCo has the right to designate a Director to the Board, any committee composed of Directors shall consist of at least one APCo Director.

Section 2.02    Meetings of the Board of Directors

(a)

The Board will meet no less than four times a year at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, ad hoc meetings of the Board may be called by any Director or Initial Shareholder on no less than five Business Days’ prior written notice of the time, place and agenda of the meeting.

(b)

The Directors may participate in any meeting of the Board by means of video conference, teleconference or other similar communications equipment by means of which all participants can communicate adequately with each other during the meeting, and such participation shall constitute such Director’s presence in person at the meeting.

(c)

The presence of a majority of Directors then in office shall constitute a quorum; provided that at least one APCo Director is present at such meeting, provided that APCo is then entitled to have at least one APCo Director. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors. If no APCo Director is present for three consecutive meetings, then the presence, in person or by proxy, of Directors designated by Shareholders holding at least 51% of the Voting Shares shall constitute a quorum for the next meeting.

(d)

Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

(e)

The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other business or activities of the Company requested by the Company.

Section 2.03    Voting Arrangements.

In addition to any vote or approval of the Board or the Shareholders of the Company required by Applicable Law, without Supermajority Approval the Company shall not, and shall not enter into any commitment to:

(a)	(i) make any material change to the nature of the Business conducted by the Company or (ii) enter into any business other than the Business;

(b)	issue Shares or other equity securities of the Company to any Person;

(c)	enter into, amend in any material respect, waive or terminate any Related Party Agreement.

Section 2.04    Officers.

The Chief Executive Officer and the Chief Financial Officer of the Company shall be appointed by the Board from time to time. The Board may appoint other officers of the Company from time to time.

Section 2.05    Indemnity by the Company.

To the fullest extent permitted by law, the Company shall indemnify all Directors, officers, former Directors and former officers of the Company, the Shareholders of the Company to the extent that such Shareholders exercise the rights, powers, duties and liabilities of a Director and all Persons who act or acted at the Company’s request as a director or officer (or in a similar capacity) of an entity of which the Company is or was a securityholder or creditor, and his/her/its successors, heirs and legal personal representatives, against all costs, charges and expenses, including any amount paid to settle any action or satisfy a judgment, reasonably incurred by him/her/it in respect of any civil, criminal, administrative, investigative action or proceeding to which he/she is made a party, or in which he/she/it is involved, by reason of being or having been a director or officer of the Company or such other entity or by reason of acting or having acted as a director of the Company or such other entity. The Company shall advance moneys to a Person described above for the costs, charges and expenses of a proceeding referred to above, provided such Person shall repay the moneys if the Person does not fulfil the condition of the following paragraph.

Notwithstanding the preceding paragraph, the Company shall not indemnify a Person identified in the preceding paragraph, unless such Person:

(a)

acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which such Person acted as a director or officer (or in a similar capacity) at the Company’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such Person’s conduct was lawful.

The intention of this Section is that all Persons referred to in this Section shall have all benefits provided under the indemnification provisions of the Act to the fullest extent permitted by law and the Company shall forthwith pass all resolutions, enter into such agreements and take such other steps as may be required to give full effect to this Section.

Section 2.06    Dividends.

(a)

Dividend Policy. Subject to the Act, the dividend policy of the Company shall be in principle to distribute all Cash Available for Distribution by declaring and paying dividends on the Shares to the extent permitted by Applicable Law in accordance with the provisions of the Constating Documents.

(b)

Timing of Payment of Dividends. Subject to the approval by the Board in accordance with Applicable Law, the Company shall pay the dividends contemplated by Section 2.06(a) on or before the 15th day following the end of each calendar quarter (or more frequently if so determined by the Board).

(c)

Withholding. The Company shall be entitled to withhold from any dividend or distribution to a Shareholder, and to pay over to any Governmental Authority, any amounts required to be so withheld pursuant to Applicable Law, and such amounts will be treated for all purposes as having been paid or distributed to the applicable Shareholder.

(d)

Source of Funds. To the extent that the Company does not have Cash Available for Distribution to pay the dividends on the Class C Common Shares contemplated in the Constating Documents, Atlantica hereby agree to fund such dividends by causing AYES UK to make a contribution to the stated capital of the Company in respect of the common shares held by AYES UK (and without the issuance of additional shares). To the extent that AYES UK does not have adequate funds to make such a contribution Atlantica will provide it with such funds.

(e)

Approval. Unanimous board approval is required to declare or pay any dividends or any other distribution of cash or assets of the Company, it being understood that dividends shall be in accordance with the articles of the Company.

Section 2.07    Books and Records.

The Company shall maintain books and records which shall disclose all financial transactions of the Company in accordance with IFRS, consistently applied. Each Shareholder and its representatives may, at the Shareholder’s cost and expense, examine, audit and obtain copies of the books, records and accounts of the Company.

Section 2.08    Outside Activities.

(a)

Each Shareholder may have business interests and engage in business activities in addition to those relating to the Company. Neither the Company nor any of the Shareholders shall have any rights by virtue of this Agreement in any business ventures of any Shareholder.

(b)

Without limiting the generality of Section 2.08(a), the Company hereby understands that APCo and its Affiliates are actively engaged in and pursuing business activities, interests and endeavours which are similar to, and compete with, the respective business activities, interests and endeavours of the Company, and its Affiliates. AYES UK and Atlantica hereby unconditionally and irrevocably agree that neither this Agreement nor the fact that APCo is a Shareholder shall in any way limit, prohibit, restrict or preclude any of APCo and/or its Affiliates from in any way or manner engaging in and pursuing business activities, interests and endeavours which are similar to, and compete with, the respective present and future business activities, interests and endeavours of the Company and its Affiliates (and AYES UK and Atlantica hereby expressly consent to each of APCo and/or its Affiliates engaging in and pursuing business activities, interests and endeavours which are similar to, and compete with, the respective present and future business activities, interests and endeavours of the Company and its Affiliates).

(c)

Without limiting the generality of Section 2.08(a), the Company hereby understands that AYES UK and its Affiliates are actively engaged in and pursuing business activities, interests and endeavours which are similar to, and compete with, the respective business activities, interests and endeavours of the Company, and its Affiliates. APCo and Atlantica hereby unconditionally and irrevocably agree that neither this Agreement nor the fact that AYES UK is a Shareholder shall in any way limit, prohibit, restrict or preclude any of AYES UK and/or its Affiliates from in any way or manner engaging in and pursuing business activities, interests and endeavours which are similar to, and compete with, the respective present and future business activities, interests and endeavours of the Company and its Affiliates (and APCo and Atlantica hereby expressly consent to each of AYES UK and/or its Affiliates engaging in and pursuing business activities, interests and endeavours which are similar to, and compete with, the respective present and future business activities, interests and endeavours of the Company and its Affiliates).

ARTICLE 3

EXCHANGE PROVISIONS

Section 3.01    Share Exchange Provisions

APCo or Atlantica shall have the option (the “Class C Exchange Option”), exercisable at any time following the 12 month anniversary of the issuance of the Class C Common Shares, to cause the exchange of all, but not less than all, of the Class C Common Shares of the Company for ordinary shares of common stock in the capital of Atlantica (the “Atlantica Shares”) on the basis of one (1) Class C Common Share of the Company for one (1) Atlantica Share. APCo shall have the option (the “Class II Exchange Option” and, together with the “Class C Exchange Option, the “Exchange Options”), exercisable at any time following the 12 month anniversary of the issuance of the Class II Common Shares and provided the Class C Exchange Option has been exercised, to cause the exchange of all, but not less than all, of the Class II Common Shares of the Company for Atlantica Shares on the basis of one (1) Class II Common Share of the Company for one (1) Atlantica Share, it being understood that the potential for such exchange is remote given the structure of the Company’s share capital.

Section 3.02    Exercise of Exchange Provisions.

APCo may exercise the Exchange Options or Atlantica may exercise the Class C Exchange Option by providing a written notice to each of the other parties hereto. Forthwith following the exercise of the Exchange Options, Atlantica shall cause its transfer agent to, issue and deliver to APCo from treasury, in exchange for the certificates evidencing the Class C Common Shares and Class II Common Shares, as the case may be, a certificate, or other evidence of ownership, registered in the name of APCo (or as APCo may otherwise direct) representing the Atlantica Shares issued in exchange for the Class C Common Shares and Class II Common Shares, as the case may be.

Section 3.03    Obligations of Atlantica.

Atlantica covenants and agrees that for so long as the Exchange Options are exercisable, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Atlantica Shares to satisfy the obligation herein provided, as such right may be adjusted. Atlantica further covenants and agrees that while the Exchange Options are exercisable, Atlantica shall (a) comply with the securities legislation applicable to it in order that Atlantica not be in default of any requirements of such legislation; (b) use its commercially reasonable best efforts to do or cause to be done all things necessary to preserve and maintain its corporate existence; and (c) at its own expense expeditiously use its commercially reasonable best efforts to obtain the listing of the Atlantica Shares on each stock exchange or over-the-counter market on which its ordinary shares of common stock may be listed from time to time. All Atlantica Shares which shall be issued upon the exercise of the Exchange Options herein provided for, shall be issued as fully paid and non-assessable shares and the holders thereof shall not be liable to Atlantica or its creditors in respect thereof. Note:

Section 3.04    Adjustment.

If, following the issuance of the Class C Common Shares or Class II Common Shares, any action is taken that results in a change to the Atlantica Shares (or other securities or assets into which the Class C Common Shares or Class II Common Shares may be exchanged from to time) the holder of the Class C Common Shares and Class II Common Shares shall be entitled, on the exchange of the Class C Common Shares and Class II Common Shares, to receive the same (or economically equivalent) consideration as they would have received had they been a holder of Atlantica Shares (or other securities or assets into which the Class C Common Shares or Class II Common Shares may be exchange from time to time) at the time such action was taken.

Section 3.05    Atlantica Shareholders Agreement.

Subject to the following sentence, notwithstanding anything to the contrary herein, to the extent that there is an inconsistency between this Agreement and the provisions of the shareholders agreement dated March 5, 2018, as amended from time to time, between Algonquin Power & Utilities Corp., Abengoa-Algonquin Global Energy Solutions B.V. and Atlantica (the “AY Shareholders Agreement”), the terms of the AY Shareholders Agreement shall govern.

Section 3.06    Limitation on Exchange.

Notwithstanding anything to the contrary herein, in no event shall APCo be required or permitted, directly or indirectly, to subscribe or exchange shares for securities of Atlantica that would cause APCo and/or its Affiliates to hold more than 50% of the total voting rights attached to the Atlantica Shares. To the extent that any exchange contemplated hereby would cause APCo and/or its Affiliates to hold more than 50% of the total voting rights attached to the Atlantica Shares, such transaction shall be deemed to be null and void without any further action by any party.

ARTICLE 4

TRANSFER OF INTERESTS

Section 4.01    General Restrictions on Transfer

(a)

Except as permitted under Section 4.01(b) or in accordance with the procedures described in Section 4.02, each Shareholder agrees that such Shareholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Shares.

(b)	The provisions of Section 4.01(a) and Section 4.02, shall not apply to any Transfer by any Shareholder of any of its Shares to a Permitted Transferee.

(c)	In addition to any legends required by Applicable Law, each certificate representing the Shares shall bear a legend substantially in the following form:

“The shares represented by this certificate are subject to the provision of a Shareholders’ Agreement, which Shareholders’ Agreement contains restrictions on the right of the holder to sell, assign, transfer, dispose of, donate or otherwise deal with the shares represented by this certificate. Notice of the terms and conditions of the Shareholders’ Agreement is hereby given.”

(d)

Prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Shares. Before consummation of any Transfer by any Shareholder of any of its Shares, such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Shareholder of any of its Shares in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e)

Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Shares, except as permitted under the Securities Act and other applicable provincial or territorial securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without filing a preliminary prospectus and a prospectus under the Securities Act (or other applicable provincial or territorial legislation). In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f)	Any Shareholder and any Affiliate thereof shall have the right to Encumber:

(i)	exclusively the economic rights (and not, for the avoidance of doubt, the voting rights) attached to or included in any Shares, and

(ii)	any direct or indirect interest of such Shareholder’s parent in such Shareholder,

in each case without the consent of any other Shareholder and for any purposes, including as security for any present or future indebtedness of such Shareholder or any Affiliate thereof, provided, however, that any Transfer of any Shares, in any case as a result of foreclosure or other exercise of remedies with respect to any such Encumbrance shall be subject to the other provisions in this Article 4.

(g)

Any Transfer or attempted Transfer of any Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement.

Section 4.02    Right of First Refusal

(a)

If at any time a Shareholder (such Shareholder, an “Offering Shareholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Shares (the “Offered Shares”) owned by the Offering Shareholder and the Offering Shareholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 4.01(b)), then the Offering Shareholder must first make an offering of the Offered Shares to each other Shareholder (each such Shareholder, an “ROFR Rightholder”) in accordance with the provisions of this Section 4.02.

(b)

The Offering Shareholder shall, within five Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Shareholder Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third-Party Purchaser and specifying:

(i)	the number of Offered Shares to be Transferred by the Offering Shareholder;

(ii)	the identity of the Third-Party Purchaser;

(iii)

the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)	the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 days from the date of the Offering Shareholder Notice.

The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c)

By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Shareholder has the entire right, title and interest in and to the Offered Shares; (ii) the Offering Shareholder has all the corporate power and capacity and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 4.02; and (iii) the Offered Shares are free and clear of any and all Encumbrances other than those arising as a result of or under the terms of this Agreement.

(d)

Upon receipt of the Offering Shareholder Notice, each ROFR Rightholder shall have 10 Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Shareholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Shareholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (the “Purchasing Shareholder”) shall be allocated the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of Shares owned by such Purchasing Shareholder as of the date of the Offering Shareholder Notice, by (B) the total number of Shares owned by all of the Purchasing Shareholders as of such date.

(e)

Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all such ROFR Rightholder’s rights to purchase the Offered Shares under this Section 4.02.

(f)

If no Shareholder delivers a ROFR Notice in accordance with Section 4.02(d), the Offering Shareholder may, during the 60 Business Day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 90 Business Days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFR Transfer Period”), Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favourable to the Third Party Purchaser than those set forth in the Offering Shareholder Notice. If the Offering Shareholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Shareholder sends a new Offering Shareholder Notice in accordance with, and otherwise complies with, this Section 4.02.

(g)

Each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 4.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h)

At the closing of any Transfer under this Section 4.02, the Offering Shareholder shall deliver to the Purchasing Shareholder(s) the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by executed forms of share transfers, against receipt of the purchase price therefor from such Purchasing Shareholder(s) by certified cheque or bank draft, or by wire transfer of immediately available funds.

ARTICLE 5

CONFIDENTIALITY

Section 5.01    Confidentiality

(a)

Each Shareholder shall, and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (collectively, “Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided that: (i) nothing herein shall prevent any Shareholder from disclosing such Information (A) upon the order of any court or Governmental Authority, (B) upon the request or demand of any Governmental Authority having jurisdiction over such Shareholder, (C) to the extent compelled by legal process or required or requested pursuant to an order for production from a non-party or other discovery requests, (D) to the extent necessary in connection with the exercise of any remedy hereunder, (E) to other Shareholders, (F) to such Shareholder’s Representatives that in the reasonable judgment of such Shareholder need to know such Information or (G) to any potential Permitted Transferee in connection with a proposed Transfer of Shares from such Shareholder as long as such transferee agrees to be bound by the provisions of this Section 5.01 as if a Shareholder, and (ii) in the case of Section 5.01(a)(i)(A), (B) or (C), such Shareholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b)

If any Shareholder is required to disclose Information to its lenders, creditors or shareholders, such Shareholder shall notify such Persons in writing that such information is Information for purposes of this Agreement and obtains an agreement from such Persons requiring them to comply with such Shareholder’s obligations under this Section 5.01

(c)

The restrictions set out in Section 5.01(a) shall not apply to Information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Shareholder or any of its Representatives on a non-confidential basis before its disclosure to the receiving Shareholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Shareholder without use of the Company’s Information or (iv) becomes available to the receiving Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Shareholder or any of their respective Representatives, provided that such source is not known by the recipient of the Information to be bound by a confidentiality agreement with the disclosing Shareholder or any of its Representatives.

ARTICLE 6

INFORMATION RIGHTS

Section 6.01    Financial Statements.

In addition to, and without limiting any rights that a Shareholder may have with respect to inspection of the books and records of the Company under Applicable Law, the Company shall furnish to each Shareholder, the following information:

(a)

As soon as available, and in any event within 90 days after the end of each Financial Year, the audited balance sheet of the Company as at the end of such Financial Year and the audited statements of income, cash flows and changes in financial position for such year, accompanied by the opinion of an independent chartered professional accountant of recognized national standing selected by the Board, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with IFRS reconciled to generally accepted accounting principles practiced in the United States and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and equity for the periods covered thereby.

(b)

As soon as available, and in any event within 45 days after the end of each financial quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in financial position for such quarter, all in reasonable detail and all prepared in accordance with IFRS and certified by the Chief Financial Officer of the Company.

(c)

To the extent the Company is required by Applicable Law or under the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, interim reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available.

Section 6.02    Inspection Rights

(a)

The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Shareholder that owns at least 25% of the Company’s outstanding Shares and the Representatives of each such Shareholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices and other facilities and to all books and records, and (ii) afford such Shareholder the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as each such Shareholder may reasonably request upon reasonable notice.

(b)

The right set forth in Section 6.02(a) shall not and is not intended to limit any rights that the Shareholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the Act.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.01    Representations and Warranties.

Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a)

Such Shareholder is organized and subsisting under the laws of its jurisdiction of organization and has the corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

(b)

Such Shareholder has the power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Shareholder.

(c)	Such Shareholder has duly executed and delivered this Agreement.

(d)	This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(e)

The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the constating or organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any approval or other action by any Person under any provision of any material agreement or other instrument to which the Shareholder is a party.

(f)

Except for this Agreement, such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Shares, including agreements or arrangements with respect to the acquisition or disposition of the Shares or any interest therein or the voting of the Shares (whether or not such agreements and arrangements are with the Company or any other Shareholder).

Section 7.02    Specified Financial Institution.

Atlantica represents and warrants that it, and any entity related to it, is not a “Specified Financial Institution” as such term is defined in the Income Tax Act (Canada). Atlantica further covenants that for so long as APCo is a holder of Class C shares neither Atlantica, nor any entity related to it, will become a “Specified Financial Institution” as such term is defined in the Income Tax Act (Canada).

ARTICLE 8

TERM AND TERMINATION

Section 8.01    Termination.

This Agreement shall terminate upon the earliest of:

(a)	the date on which none of the Shareholders holds any Shares;

(b)	the dissolution, liquidation or winding up of the Company; or

(c)	upon the unanimous agreement of the Shareholders.

Section 8.02    Effect of Termination

(a)	The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not effect:

(i)	the existence of the Company;

(ii)	the obligation of any party to pay any amounts arising on or before the date of termination, or as a result of or in connection with such termination;

(iii)	the rights that any Shareholder may have by operation of law as a shareholder of the Company; or

(iv)	the rights contained in this Agreement that, by their terms, are intended to survive termination of this Agreement.

(b)

The following provisions shall survive the termination of this Agreement: this Section 8.02 and Section 5.01, Section 9.02, Section 9.04, Section 9.09, Section 9.11, Section 9.12, Section 9.13 and Section 9.14. No termination of this Agreement (or any provision hereof) shall (i) relieve any party of any obligation or liability for damages resulting from such party’s breach of this Agreement (or any provision hereof) prior to its termination or the termination of this Agreement with respect to such party or (ii) terminate any provision hereof that, by its terms, survives such termination.

ARTICLE 9

MISCELLANEOUS

Section 9.01    Atlantica Shareholder Approval.

In the event that Atlantica cannot fulfill any obligation in this Agreement that is subject to the approval of its shareholders, it shall not be considered a breach of this Agreement if Atlantica did not fulfill such obligation due to Atlantica not being able to obtain the aforementioned approval or for any legal reason, provided it used its best efforts to obtain the required approvals.

Section 9.02    Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.03    Release of Liability.

If any Shareholder shall Transfer all of the Shares held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 9.04    Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such Notice must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a Notice given in accordance with this Section 9.04):

If to the Company:

354 Davis Rd

Oakville, ON L6J 2X1

E-mail: stevens.moore@atlanticayield.com

Attention: VP of Strategy and Corporate Development and

E-mail: jennifer.tindale@apucorp.com• and notices@apucorp.com and

Attention: General Counsel

If to AYES International UK Limited:	Great West House (Gw1), Great West Road, Brentford, Middlesex, Greater London, United Kingdom, TW8 9DF E-mail: stevens.moore@atlanticayield.com Attention: VP of Strategy and Corporate Development

If to Atlantica Yield plc:	Great West House (Gw1), Great West Road, Brentford, Middlesex, Greater London, United Kingdom, TW8 9DF E-mail: stevens.moore@atlanticayield.com Attention: VP of Strategy and Corporate Development

If to APCo:	354 Davis Rd Oakville, ON L6J 2X1 E-mail: jennifer.tindale@apucorp.com and notices@apucorp.com Attention: General Counsel

with a copy to (which shall not constitute notice):	Fogler, Rubinoff LLP 77 King Street West, Suite 3000, P.O. Box 95 Toronto, Ontario, Canada MTK 1G8 Facsimile: 416-941-8852 E-mail: eroblin@foglers.com Attention: Eric Roblin

Section 9.05    Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06    Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.07    Entire Agreement.

This Agreement and the Constating Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Constating Document, the Shareholders and the Company shall, to the extent permitted by Applicable Law, amend such Constating Document to comply with the terms of this Agreement.

Section 9.08    Successors and Assigns.

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.09    No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11    Governing Law.

All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein.

Section 9.12    Dispute Resolution

(a)

To the fullest extent permitted by all then Applicable Law, in the event of the occurrence of any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, any action taken by a party hereto pursuant to this Agreement, or otherwise arising out of or referable to the execution or performance of this Agreement (such controversy, dispute or claim being hereafter referred to in this Section 9.12 as the “Dispute”), such Dispute shall be determined by arbitration conducted in the City of Toronto in the Province of Ontario in accordance with the Arbitration Act, 1991, S.O. 1991, c. 17 and a party to this Agreement seeking arbitration of a Dispute shall so notify the others of them by notice in writing (an “Arbitration Notice”), which notice shall set out reasonable particulars of the Dispute in respect of which arbitration is so being sought. The parties intend that the provisions of this Section 9.12 to arbitrate be valid, enforceable and irrevocable.

(b)

The parties seeking arbitration in respect of a Dispute shall attempt to mutually agree on a single duly qualified arbitrator; provided that, if they cannot mutually agree on a single arbitrator within 20 days after the date on which the Arbitration Notice was sent by the party seeking arbitration, within 10 days following the end of such 20-day period, the parties seeking arbitration shall commence proceedings in a court of appropriate jurisdiction requesting the appointment of a single duly qualified arbitrator, which arbitrator must be a Person who is independent to each of the parties to this Agreement. The arbitrator which is mutually agreed to or appointed, as the case may be, in respect of a Dispute in accordance with the foregoing provisions of this Section 9.12(b) is hereinafter referred to in this Section 9.12 as the “Arbitrator”.

(c)

The Arbitrator shall conduct the arbitration proceedings in relation to the Dispute before such Arbitrator in accordance with the applicable rules of the Arbitration Act, 1991, S.O. 1991, c. 17 and, forthwith following the conclusion of such arbitration proceedings, the Arbitrator shall set forth his or her decision in writing (which decision shall enumerate in reasonable detail the basis therefor) and a copy of such decision shall be sent by the Arbitrator to each party to such arbitration.

(d)	To the fullest extent permitted by all then Applicable Law:

(i)	any controversy concerning whether a Dispute is an arbitrable matter or as to the interpretation or enforceability of this Section 9.12 shall be determined by the Arbitrator; and

(ii)

any judgment or award rendered by the Arbitrator shall be final, conclusive and binding (clerical errors and omissions and fraud only excepted) and judgment may be entered on any final, unappealable arbitration award by any provincial or federal court having jurisdiction thereof.

(e)

The parties hereto agree that the arbitration proceedings, as well as the fact such proceedings occur, shall be kept confidential by the parties hereto and may only be disclosed to their personal representatives and legal, accounting and other professional advisors or as required by all then Applicable Law and insofar as is necessary to confirm, correct, vacate or enforce the award. In the event of a breach of the preceding provisions of this Section 9.12(e), the Arbitrator is expressly authorized to assess damages and each of the parties hereto consents to the expansion of the scope of arbitration for such purpose. The pendency of any arbitration under this Section 9.12 shall not relieve any party hereto from the performance of its obligations under this Agreement. In no event, however, shall this Section 9.12 be deemed to preclude a party hereto from instituting legal action seeking relief in the nature of a restraining order, an injunction, an audit, the enforcement of any Encumbrances or the like in order to protect its rights pending the outcome of an arbitration hereunder and, if any party hereto shall resort to legal action for such types of relief, such party shall not be deemed to have waived its rights to cause such matter or any other matter to be referred to arbitration pursuant to this Section 9.12. The Arbitrator shall have authority in his sole, arbitrary, absolute and unfettered discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration; provided that, no party to the arbitration may seek, and the Arbitrator shall not award, consequential, punitive or exemplary damages or indirect economic loss. The fees, expenses and charges of any such arbitration shall be allocated among the parties thereto in such manner as the Arbitrator shall determine acting reasonably.

Section 9.13    Equitable Remedies.

Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that, in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek an injunction from a court of competent jurisdiction (without any requirement to post a bond or other security) granting such parties specific performance by such party of its obligations under this Agreement. If any party commences an action to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the action shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the action, including reasonable legal fees, disbursements and charges.

Section 9.14    Language.

The parties have required that this Agreement and all documents and notices resulting from it be drawn up in English. Les parties aux présents ont exigés que la présente convention ainsi que tous les documents et avis qui s’y rattachent ou qui en découleront soit rédigés en la langue anglaise.

Section 9.15    Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATLANTICA YIELD ENERGY SOLUTIONS CANADA INC.

By	/s/ Stevens Moore
Authorized Signing Officer I have authority to bind the Corporation

AYES INTERNATIONAL UK LIMITED

By	/s/ Stevens Moore
Authorized Signing Officer I have authority to bind the Corporation

ALGONQUIN POWER CO.

By	/s/ David Bronicheski
Authorized Signing Officer I have authority to bind the Trust

ATLANTICA YIELD PLC.

By	/s/ Irene Maria Hernandez Martin de Arriva
Authorized Signing Officer

By	/s/ Santiago Seage
Authorized Signing Officer We have authority to bind the Corporation

[Signature page – AYES Canada Shareholders Agreement]